   As filed with the Securities and Exchange Commission on October 17, 2002

                                                 Registration No. 333-[________]
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    CREATIVE ENTERPRISES INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)

             Nevada                                   5960                         88-0314792
            --------                                  ----                         ----------
(State or other jurisdiction of             Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)              Classification Code Number          Identification No.)



                     825 Lafayette Road, Bryn Mawr, PA 19010
         (Address of principal executive offices and place of business)


                                 Michael Salaman
            Vice President, Creative Enterprises International, Inc.
                     825 Lafayette Road, Bryn Mawr, PA 19010
                                  610-525-7444
                (Name and telephone number of agent for service)

                                   Copies to:
                                Kimberly G. Scott
                      ECKERT SEAMANS CHERIN & MELLOTT, LLC
                          1515 Market Street, 9th Floor
                             Philadelphia, PA 19102
                                 (215) 851-8400
Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                          Proposed        Proposed
                                                            Amount        Maximum         Maximum       Amount of
Title of Each Class of Securities to be Registered           to be        Offering       Aggregate     registration
                                                          Registered   Price Per Unit  Offering Price      fee
-------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value, underlying Warrants....     787,500          $3.50        $2,756,250        $---
Common Stock $.001 par value.........................   1,566,169          $2.60(1)     $4,072,039        $---
                                                        ---------          -----        ----------        ----
     TOTALS..........................................   2,353,669          $----        $6,828,289        $628
===================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                    CREATIVE ENTERPRISES INTERNATIONAL, INC.
                        2,353,669 Shares of Common Stock
                    Underlying Common Stock Purchase Warrants

         Our company, Creative Enterprises International, Inc., has registered:


         o 787,500 warrants, to be distributed as soon as practicable after the date of this prospectus to common stockholders of record as of August 2, 2002.

         o 787,500 shares of $.001 par value common stock, issuable upon exercise of the Warrants, at $3.50 per share underlying Warrants.

         o 1,566,169 shares of $.001 par value common stock that are presently outstanding and owned by the Selling Stockholders.

         The distribution and registration of these securities is for the purpose of providing our existing stockholders with an opportunity to increase their ownership of our common stock and liquidity in their current holdings. One common stock purchase warrant will be distributed to our stockholders for every 10 shares of common stock they own. Our board of directors decided that our stockholders of record at August 2, 2002 should be given the opportunity to purchase additional shares of common stock. Each common stock purchase warrant you hold entitles you to purchase one share of our common stock, at any time up until July 31, 2004. Whether a current prospectus is in effect or not, we can call and redeem the common stock purchase warrants for $.01 per warrant, on 30 days notice, at any time after the date of this Prospectus.

         Currently, only a limited public market exists for our common stock. You are not assured that any public market will continue in the future. Our common stock is quoted in the Pink Sheets maintained by the National Quotations Bureau, Inc. under the symbol "CEII". The bid price quotation in the Pink Sheets for our common stock on September 13, 2002 was $2.60 per share. We arbitrarily determined the exercise and redemption prices of the common stock purchase warrants, which bear no relationship to our assets, stockholders equity or any other objective criteria of value. We may receive up to $2,756,250 from the exercise of the Warrants.

         The stockholders named on page 11 may sell up to 1,566,169 shares of our common stock. We will not receive any proceeds from the sale of these shares by our stockholders.

You should not purchase these securities if you cannot afford to risk the loss of your entire investment. Investing in our common stock involves substantial risks such as those described under "Risk Factors" beginning on page 5.


           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Warrants are being distributed without cash consideration. Shares of the Company's common stock are being offered by the Company only to holders of the Warrants and will be sold by the Company without any underwriting discounts or other commissions. The offering price is payable in cash upon exercise of the Warrants. No minimum number of Warrants must be exercised, and no assurance exists that any Warrants will be exercised.

             The date of this Prospectus is [_____________], 2002

TABLE OF CONTENTS                                                      Page
-----------------                                                      ----

PROSPECTUS SUMMARY...................................................    3

NOTE ABOUT FORWARD-LOOKING STATEMENTS................................    5

RISK FACTORS.........................................................    5

DILUTION.............................................................   10

USE OF PROCEEDS......................................................   11

SELLING STOCKHOLDERS.................................................   11

MARKET INFORMATION & DIVIDEND POLICY.................................   12

MANAGEMENT'S DISCUSSION AND ANALYSIS.................................   12

BUSINESS.............................................................   13

AVAILABILITY OF ADDITIONAL INFORMATION...............................   19

MANAGEMENT...........................................................   19

CERTAIN TRANSACTIONS.................................................   23

RECENT DEVELOPMENTS..................................................   23

PRINCIPAL STOCKHOLDERS...............................................   23

DESCRIPTION OF SECURITIES............................................   25

PLAN OF DISTRIBUTION.................................................   28

LEGAL MATTERS........................................................   29

EXPERTS..............................................................   29

FINANCIAL STATEMENTS.................................................   30

                               PROSPECTUS SUMMARY

         This summary highlights important information. As a summary, it is necessarily incomplete and does not contain all the information you should consider before investing. You should read the entire Prospectus carefully.

                                   Our Company

         Creative Enterprises International, Inc. (the "Company") was originally incorporated in the State of Utah as Parvin Energy, Inc. on June 20, 1984. Its name was later changed to Sahara Gold Corporation. By amendment to the articles of incorporation, its name was changed to Inland Pacific Resources, Inc. and its corporate domicile changed to the State of Nevada on July 26, 1985. On December 18, 2001, the Company entered into an agreement and plan of reorganization with Creative Enterprises ("CE") which provided that all of the outstanding shares of common stock of CE issued on that date would be exchanged for shares of common stock issued by the Company. After the date of the agreement and plan of reorganization, the Company changed its name to Creative Enterprises International, Inc. Prior to the agreement, the Company had 32,659,591 shares of common stock outstanding and, pursuant to the agreement, effected a 1 for 16.33 reverse stock split. This reduced the number of shares to 2,000,000 outstanding shares. The Company issued 2,500,000 post-split common shares in the acquisition of CE.

         The Company intends to enter into an agreement with True Intent, Inc., a Texas corporation, to acquire 100% of True Intent, Inc. in exchange for 5,863,330 shares of the Company's common stock. Some of the stock exchanged is subject to divestiture if certain revenue thresholds are not met. Gene Thomas, who is currently a director of True Intent, Inc. will become chief executive officer and a director of the Company upon completion of the acquisition. True Intent, Inc. will sell and distribute Zepter International products for the Company.

         The Company intends to search the world for unique, innovative, high-quality products that will improve the quality and health of people's lives. The Company's initial focus will be on developing a market for the Zepter(TM) line of products in the U.S. The Company is a party to an exclusive distribution agreement to sell the Zepter line of products.

         The address of our principal executive offices is 825 Lafayette Road, Bryn Mawr, PA 19010. Our telephone number is (610) 525-7444.

                                                    The Offering

Securities offered ............      787,500 shares of our common stock, $.001
                                     par value, underlying Warrants. In
                                     addition, we have registered 1,566,169
                                     shares of our common stock for resale by the stockholders listed on page 11. See
                                     "Description of Securities" on page 25.

Offering Prices................      $3.50 per share underlying the Warrants.

Plan of Distribution...........      Shares will be offered and sold without any
                                     discounts or other commissions, to holders of the Warrants, when they exercise them.
                                     The stockholders named on page 11 may sell up to 1,566,169 shares of our common stock.
                                     See "Plan of Distribution" on page 28.

Use of Proceeds................      We could potentially receive gross proceeds
                                     of as much as $2,756,250 from the sale of the 787,500 shares of common stock issuable upon exercise of the Warrants, if all of the Warrants are exercised. Any proceeds will be used generally to provide additional working capital, but have not been specifically allocated, because there is no assurance any of the Warrants will be exercised. We will not receive any proceeds from the resale of any shares owned by the stockholders listed on page 11.

Transfer Agent.................      Interwest Transfer Company, Inc., 1981 East
                                     4800 South, Suite 100, Salt Lake City, Utah
                                     84117, (801) 272-9294.

Securities Outstanding.........      We are authorized to issue up to 50,000,000
                                     shares of common stock and as of August 2, 2002, 7,875,000 shares of common stock were issued and outstanding. We have reserved from our authorized capital 787,500 shares of common stock for issuance upon exercise of the Warrants. We are also authorized to issue up to 1,000,000 shares of Preferred
                                     Stock in one or more series with rights and preferences as the Board of Directors may designate. The Board of Directors has not designated any series of preferred stock.

Warrants.......................      Each Warrant entitles you to purchase one
                                     share of common stock at any time until
                                     July 31, 2004, provided this Prospectus is still current or has been updated. The exercise price is $3.50 per share, subject to adjustment in certain events. The
                                     Warrants are callable and can be redeemed by us for $.01 per Warrant on 30 days notice at any time after the date of this Prospectus. See "Description of Securities
                                     - Warrants" on page 25.

Risk Factors...................      An investment in the Company is highly
                                     speculative. You will suffer substantial dilution in the book value per share of the common stock compared to the purchase price. If substantial funds are not received from exercise of the Warrants (of which there is no assurance), the Company may require additional funding (for which it has no commitments). No person should invest who cannot afford to risk loss of the entire investment. See "Risk Factors" beginning on page 5.

                      NOTE ABOUT FORWARD-LOOKING STATEMENTS

         We have made statements under the captions "Prospectus Summary", "Risk Factors" and elsewhere in this Prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may", "expect", "anticipate", "believe", "estimate", and similar terminology. Forward-looking statements address, among other things:

    o the sale of new products and the expansion of the market for current products;

    o   implementing aspects of our business plans;

    o   financing goals and plans; and

    o   our expectations regarding actions to be taken by parties other than us.



         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict and/or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our forward-looking statements are made as of the date of this Prospectus, and we assume no duty to update them or to explain why actual results may differ except as we are required to do by law.

                                  RISK FACTORS

         The securities involve a high degree of risk. You should carefully consider the following risk factors and all other information in this Prospectus before investing in Creative Enterprises International, Inc. ("CEI").

We are a development phase company with no record of operations to date; therefore, our business model is completely speculative.

         We have not had any significant revenues or any significant operations to date. Therefore, our business model is largely speculative at this time. In 2001, we initiated sales of one product through the QVC shopping network, which generated modest revenues. In addition, we are party to an agreement under which Zepter International has appointed us as exclusive U.S. distributor for the Zepter trademarked product VacSy, and we have been given the right to sell other Zepter trademarked products. There is no assurance that we can successfully launch and market either the Zepter products or any other products for sale.

There is no assurance that the Zepter products can be successfully sold to the U.S. market.

         To date, Zepter has not made a concentrated effort to develop a U.S. presence. We believe that our strategy will develop brand and product awareness for the Zepter trademarked products and that U.S. consumers will consider the products desirable once they become familiar with the brandname and the products. Our strategy is untested to date and there can be no assurance that our strategy for marketing the Zepter products will be successful.

Our right to serve as Zepter's exclusive U.S. distributor is subject to the satisfaction of minimum annual product purchase volumes.

         We are obligated under our agreement with Home Art & Sales Services AG ("Home Art") to purchase minimum annual volumes of various Zepter products in order to maintain our status as distributor of specific Zepter products. (The Zepter products are manufactured by Home Art, and Home Art operates under the trading name of Zepter.) If we fail to meet the minimum purchase volumes, Home Art is entitled either to terminate the agreement or to revoke our status as exclusive U.S. distributor for the specific product. We may not be able to satisfy the minimum purchase volumes required and we cannot guarantee that we will either continue to be exclusive U.S. distributor of the Zepter VacSy product or maintain our right to sell Zepter products. The agreement with Home Art requires us to purchase a total of approximately $6.5 million worth of Zepter products during a 12 month period commencing June 1, 2002.

The market for products identified by us is uncertain and unpredictable.

         We will be dependent on our continuing ability to introduce successful new products to supplement or replace existing products as they mature through their product life cycles. The success of each product will be dependent on our marketing efforts. Customer response to infomercials depends on many variables, including the availability of competing products and the timing and frequency of airings. There can be no assurance that any product identified by us for marketing will receive a positive response from customers.

We face competition from other direct marketers and cheaper products.

         We have no inherent competitive advantage over potential competitors other than our exclusive relationship with Zepter for VacSy. For each product identified by us, it is likely that similar products will be available from other manufacturers and distributors. In many cases the competing products may be cheaper than the products offered by us. For example, the Zepter VacSy Food Preservation system will compete directly and indirectly with other food preservation systems, including Tilia's Foodsaver product that currently generates millions of dollars of sales annually through direct marketing. Other Zepter products sold by us will also face direct and indirect competition from other products. There can be no assurance that we will be able to overcome competing products.

The products sold by us may expose us to product liability claims.

         Products sold by us may expose us to potential liability from damage claims by users of the products. In certain instances, we have been able to obtain contractual indemnification rights against such liabilities from the manufacturers of the products. However, we cannot be certain that we will not be exposed to liabilities arising from such claims. We do carry products liability insurance, but our insurance may not be sufficient to cover all claims that may be made against us.

We will be dependent on third party manufacturers and service providers.

         All of the products that will be offered by us will be manufactured by third party domestic or foreign companies. In addition, we plan to use service providers to assist us in fulfilling orders placed for products and to provide other marketing services (such as development of Internet sites for each product). If our suppliers would be unable, either temporarily or permanently, to deliver products to us in time to fulfill sales orders, we would not be able to conduct operations. In addition, use of foreign manufacturers exposes us to the general risks of doing business abroad.

We may need future additional financing.

         We require approximately $3.5 million to implement our business plan. We do not currently have any source of funding. Failure to obtain additional financing in the near future would have a material adverse effect on us, including postponement of the implementation of our business plan. Any equity financing may involve substantial dilution of the interests of current stockholders. Any debt financing would subject us to the risks associated with leverage, including the possible risk of an inability to repay the debt as it comes due.

We may become subject to government regulation.

         We are not currently subject to direct regulation by any government agency, other than regulations applicable to business and distributors generally. Any new legislation or regulation, or new interpretation of existing laws, could have a material adverse effect on our business, operations and financial condition.

We are dependent on key personnel.

         Our success will be substantially dependent on the performance of our senior management and key technical personnel. We intend to, but have not yet acquired key person life insurance on certain management personnel. We may be unable to do so because of cost or other reasons. We have no written employment agreements with any of our key personnel. The loss of the services of any of our executive officers could have a material adverse effect on the business, operation and financial condition of CEI.

It is unlikely that we will pay future cash dividends.

         We do not anticipate the payment of cash dividends on our common stock in the future. Any decision to pay cash dividends will depend upon our profitability at the time, the availability of cash and other factors. Therefore, no assurance can be given that there will ever be any such cash dividends or distributions in the future.

Investors will incur immediate and substantial dilution.

         The Warrant purchase price per share exceeds the net tangible book value per share of our outstanding capital stock immediately after the record date. Accordingly, investors who or which purchase shares through the exercise of the Warrants will pay a price per share which substantially exceeds the value of our assets after subtracting CEI's intangible assets and liabilities.

Limitation on liability of Directors and Officers.

         Our Amended and Restated By-laws include provisions to eliminate, to the full extent permitted by Nevada General Corporation Law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. The Amended and Restated By-laws also include provisions to the effect that CEI shall, to the maximum extent permitted from time to time under the law of the State of Nevada, indemnify any director, officer, employee or agent of CEI for acts which such person reasonably believes are not in violation of CEI's corporate purposes as set forth in the Amended and Restated By-laws.

Risks Related to the Offering

         No Assurance of Warrant Exercise and No Escrow of Funds. You have no assurance that any proceeds will be received from exercise of the Warrants. Proceeds may not be sufficient to defray offering expenses. There is no escrow of funds received upon exercise because no minimum number of Warrants must be exercised. Any proceeds received will immediately be retained by us to be used in our business. The amount of capital currently available to us is very limited. In the event any proceeds from the exercise of the Warrants and our existing capital are not sufficient to enable us to develop and expand our business and generate a profit, we may need additional financing, for which we have no commitments or arrangements from commercial lenders or other sources.

         Risks of Warrant Exercise. Exercising Warrant holders are not assured they will be able to sell their common stock in the future at a price that equals or exceeds the exercise price.

         Current Prospectus and Registration Required for Exercise. You will be able to exercise your Warrants to acquire the underlying common stock only if a current prospectus relating to the common stock is then in effect and such exercise is registered or exempt from registration under applicable securities laws of the state in which you reside. We intend to update the prospectus as necessary to maintain a current prospectus and federal and state registration or qualification for such exercise, but may not be able to do so at such time as you may wish to exercise. Whether a current prospectus is in effect or not, the Warrants are redeemable for nominal consideration at any time. If redeemed when no current prospectus is in effect, you will have no opportunity to exercise the Warrants, but will be compelled to accept the nominal redemption price.

         Dilution. If you exercise your Warrants to purchase the underlying shares of common stock, you will suffer substantial dilution in the purchase price of the stock compared to the net tangible book value per share immediately after the purchase. The exact amount of dilution will vary depending upon the number of Warrants exercised. The fewer Warrants exercised, the greater dilution will be with respect to the Warrants that are exercised. See "Dilution" at page 10.

         Potential Issuance of Additional Common and Preferred Stock. We are authorized to issue up to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by our Board of Directors. Directors have the ability, without further stockholder approval, to issue additional shares of common and/or preferred stock to the extent of such authorization, for such consideration as they consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. The designation and issuance of series of preferred stock in the future would create additional securities with dividend and liquidation preferences over the common stock offered hereby. The Board of Directors has not designated any series or issued any shares of preferred stock. See "Description of Securities" at page 25.

         Anti-Takeover Provisions. The foregoing provisions in our Articles of Incorporation (namely the ability, without further stockholder approval, to issue additional shares of common stock and/or preferred stock with rights and preferences determined by the Board of Directors) could be used as anti-takeover measures. These provisions could prevent, discourage or delay a non-negotiated change in control and result in stockholders receiving less for their stock than they otherwise might in the event of a takeover attempt. See "Description of Securities" at page 25.

         Arbitrary Determination of Offering Price. The exercise price of the Warrants was arbitrarily determined by us and set at a level substantially in excess of prices recently paid for securities of the same class. The price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the exercise price be regarded as an indicator of any future market price of our securities.

         No Assurance of a Liquid Public Market for Securities. Although our common stock is quoted in the Pink Sheets maintained by the National Quotations Bureau, Inc., there has been a limited public trading market. You have no assurance that an active trading market will develop, or if a market does develop, that it will continue. As a result, an investment in our common stock may be totally illiquid and you may not be able to liquidate your investment readily or at all when you need or desire to sell.

         Volatility of Stock Prices. In the event that an established public market does develop for the shares, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results of CEI and other factors such as investor perceptions of CEI, supply and demand, interest rates, general economic conditions and those specific to the industry, international political conditions, developments with regard to our activities, future financial condition and management. See "Plan of Distribution" at page 28.

         Applicability of Low Priced Stock Risk Disclosure Requirements. Our common stock is considered a low price security under rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to the customer, and obtain specific written consent of the customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of such stock compared to other securities.

                                    DILUTION

         Dilution is the difference between the Warrant exercise price of $3.50 per share, and the net tangible book value per share of common stock immediately after its purchase. Net tangible book value per share is calculated by subtracting total liabilities from total assets less intangible assets, and then dividing by the number of shares of common stock then outstanding. Based on the June 30, 2002, financial statements of the Company, net tangible book value of the Company was $177,751 or approximately $.02 per common share. Prior to the exercise of any Warrants, the Company has 7,820,000 (as of June 30, 2002) shares of common stock outstanding.

         If all the Warrants were to be exercised (of which there is no assurance), we would then have 8,607,500 shares of common stock outstanding. The estimated pro forma net tangible book value of the Company (which gives effect to receipt of the net proceeds from such exercise and issuance of the underlying shares of common stock, but does not take into consideration any other changes in net tangible book value after June 30, 2002), would then be $2,934,001 or about $.34 per share. This would result in dilution to persons exercising Warrants of $3.16 per share, or 90% of the exercise price of $3.50 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.02 prior to the offering to $.34 after the offering, or an increase of $.32 per share attributable to exercise of the Warrants. The following table sets forth the estimated net tangible book value ("NTBV") per share after exercise of the Warrants and dilution to persons purchasing the underlying common stock.

Exercise of all Warrants:
------------------------

Warrant exercise price/share                                           $3.50

NTBV/share prior to exercise                          $.02

Increase attributable to Warrant exercise              .32
                                                      ----

Pro forma NTBV/share after exercise                                      .34
                                                                       -----

Dilution                                                               $3.16

         If less than all the Warrants are exercised, dilution to the exercising Warrant holders will be greater than the amount shown. The fewer Warrants that are exercised, the greater the dilution will be on the Warrants that are exercised.

                                COMPARATIVE DATA

         The following chart compares the prices paid for, and proportionate ownership in the Company represented by, common stock purchased since inception of the Company by initial stockholders and other present stockholders, to the price that will be paid and proportionate share of ownership in the Company represented by common stock that will be acquired by the exercising Warrant holders, assuming all Warrants are exercised.

----------------------------------------------------------------------------------------------------------
                                      Shares Owned           Percent      Cash Paid        Price/Share
----------------------------------------------------------------------------------------------------------
Option Holders, if all               150,000                    *           75,000             $.50
options are exercised.
----------------------------------------------------------------------------------------------------------
Shares subject to earn out,
owned by Michael Salaman,            1,666,666                 10.2%           0                 0
if all shares are earned (1)
----------------------------------------------------------------------------------------------------------
Warrant Holders, if all              787,500                   4.82%          3.50           2,756,250
Warrants are exercised
----------------------------------------------------------------------------------------------------------
Stock Issued in Connection
with the acquisition of              5,863,330                 35.88           0                  0
True Intent, Inc. (2)
----------------------------------------------------------------------------------------------------------

* Less than 1%

(1) In connection with the acquisition by the Company of Creative Enterprises in January of 2002, Mr. Salaman has the right to earn up to 1,666,666 shares of the Company if certain revenue goals are achieved. It is unlikely that such revenue goals will be achieved before the end of the current fiscal year.

(2) See "Recent Developments" for a complete discussion of the acquisition of True Intent, Inc.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the shares of common stock underlying the Warrants at the exercise price of $3.50 per share will vary depending upon the total number of Warrants exercised. If all Warrants were to be exercised (of which there is absolutely no assurance, nor any assurance that any Warrants will be exercised), we would receive gross proceeds of $2,756,250. Regardless of the number of Warrants exercised, we expect to incur offering expenses estimated at $26,628 for legal, accounting, printing and other costs in connection with the offering. Inasmuch as there is no assurance that any Warrants will be exercised nor any requirement that any minimum number of Warrants be exercised, there are no escrow provisions. Any proceeds that are received will be immediately available to the Company to provide additional working capital to be used for general corporate purposes, including the purchase of inventory. Proceeds have not been specifically allocated, and the exact uses of the proceeds will depend on the amounts received and the timing of receipt. Management's general intent is to use whatever additional funds may be generated from Warrant exercise to continue developing a market for the Zepter(TM) line of products in the United States.

                              SELLING STOCKHOLDERS

         The following table lists each person who may resell shares pursuant to this Prospectus (the "Selling Stockholders"), and, in addition, sets forth:

o the number of shares of common stock beneficially owned by each Selling Stockholder prior to the offering;
o the number of shares of common stock registered for sale by each Selling Stockholder in the offering; and
o the number of shares of common stock and the percentage of the common stock owned by each Selling Stockholder after the offering, assuming that the Selling Stockholders sell all of the shares registered for their benefit and that the Selling Stockholders do not exercise Warrants received by them pursuant to this registration statement.

                           Outstanding Shares                             Outstanding Shares
                             Owned Prior to       Amount of Securities      owned After the     Percentage Ownership
  Selling Stockholder           Offering                Offered                Offering          after Offering (1)
Alan Cohen                       255,000                205,000                 50,000                  *
David Cohen(2)                    65,000                 15,000                 50,000                  *
Devonshire Partners,
Inc.                             375,847                 23,763                352,084                 4.5%
Domenica, Inc.                   350,000                100,000                250,000                 3.2%
Jennifer Dixon                    20,000                 10,000                 10,000                  *
Rona Dixon                        30,000                 10,000                 20,000                  *
Lynn Dixon
Grandchildren's Trust             10,000                 10,000                      0                  *
Lynn Dixon                       320,000                100,000                220,000                 2.8%
Melissa Epperson                 357,492                230,000                127,492                 1.6%
Perry Grant                      620,000                275,000                345,000                 4.4%
Heather Hamby                     35,991                 10,011                 25,980                  *
Dr. Turan Itil                    62,500                 12,500                 50,000                  *
Pam Jowett                        23,000                 23,000                      0                  *
Stanley Merdinger                 37,500                 37,500                      0                  *
Darold Moeller                     7,000                  7,000                      0                  *
Nika Corp.                       336,895                286,295                 50,600                  *
Ted Pagano                       120,000                 20,000                100,000                 1.3%
Sam Rosengarten                    7,500                  7,500                      0                  *
Steven Salaman                   150,000                150,000                      0                  *
Allison White                      3,000                  3,000                      0                  *
Brenda White                       5,000                  5,000                      0                  *
White Knight Associates           15,000                 15,000                      0                  *
Michael Williamson                30,000                 10,000                 20,000                  *
         TOTAL                                        1,556,169


* Equals less than 1% of the outstanding common stock after the offering.

(1) Based upon an aggregate 7,875,000 (as of August 2, 2002) shares of common stock outstanding.

(2)  David Cohen is currently a director of the Company.

                      MARKET INFORMATION & DIVIDEND POLICY

         The common stock of the Company is quoted on the Electronic Pink Sheets under the symbol CEII. As of August 2, 2002, there were approximately 412 record holders of the Company's common stock.

         The following table sets forth the high and low bid prices for shares of the Company's common stock for the periods noted, as reported in the Pink Sheets maintained by the National Quotations Bureau, Inc. Quotations reflect the inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. In January of 2002 the Company's common stock began price quotations, a result of the Company's agreement and plan of reorganization entered into with Inland Pacific Resources, Inc. Since January of 2002, recent bid and ask quotations for the Company's common stock are as follows:

                                                     Bid Prices
                                                  ------------------
Year       Period                                  High         Low
----       ------                                 ------       -----

2002     January 3 to March 31                     3.00        1.75
         April 1 to June 30                        2.75        2.40
         July 1 to September 6                     3.20        2.00

Dividend Policy

         The Company has not previously paid any cash dividends on common stock and does not anticipate or contemplate paying cash dividends on common stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. The only restrictions that limit the ability to pay dividends on common stock or that are likely to do so in the future are those restrictions imposed by law. Under Nevada corporate law, no dividends or distributions may be made which would render the Company insolvent or reduce assets to less than the sum of our liabilities plus the amount needed to satisfy outstanding liquidation preferences.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes associated with them contained elsewhere in this Prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management of the Company.

Plan of Operations.

         The Company has been in a developmental phase since inception and had no revenues from operations in the fiscal year ended December 31, 2001. In fiscal 2002, the Company has recognized limited revenues from sales of the CleanSy Water Vacuum System. In August 2002, the Company received a purchase order from QVC for the Zepter VacSy Food Preservation System and expects revenues from the sale of these VacSy Food Preservation Systems.

         Losses for the six-month period ended June 30, 2002 were $514,983 and losses for the fiscal year ended December 31, 2001 were $250,184. Paid In Capital for the six-month period ended June 30, 2002 was $483,615 and cumulative Paid In Capital for the year ended December 31, 2001 was $2,319,533.

         To satisfy its anticipated cash requirements for fiscal 2003, the Company will need to raise additional financing unless the Company is able to obtain sufficient cash from operations. At this time, however, the Company does not anticipate generating sufficient cash from operations by the end of the 2002 fiscal year to fund its ongoing business.

OPERATING EXPENSES

         The Company will incur operating expenses, consisting of expenses for salaries and commissions, marketing expenses (such as product samples, printing and postage expenses), travel expenses, and professional fees in the fiscal year ending December 31, 2002. The Company believes that its primary cash requirements for the next 12 months will be in the area of marketing expenses, operations, infrastructure investment and inventory purchases. The Company anticipates that sales and marketing expenses will total approximately $2,000,000 in the 12 months ending December 31, 2003. Inventory purchases will be the Company's other principal cash requirement in the 12 months ending December 31, 2003. The Company expects that the funding for these inventory purchases will come from traditional bank financing. The Company expects to receive commercial terms from Zepter International and other suppliers.

         The Company does not anticipate any significant research and development expenses during the 12 months ending December 31, 2002. Likewise, the Company does not anticipate an increase in the number of employees unless an increase in the Company's operations requires additional employees.

                                    BUSINESS

History and Development of the Company

         The Company was originally incorporated in the State of Utah as Parvin Energy, Inc. on June 20, 1984. The name was later changed to Sahara Gold Corporation. Its corporate domicile was changed to the State of Nevada and its name to Inland Pacific Resources, Inc. on July 26, 1985. On December 18, 2001, the Company entered into an agreement and plan of reorganization with Creative Enterprises ("CE") that provided that all of the outstanding shares of common stock of CE issued on that date would be exchanged for shares of common stock issued by the Company. After the date of this agreement, the Company changed its name to Creative Enterprises International, Inc. Prior to the agreement, the Company had 32,659,591 shares of common stock outstanding, and, pursuant to the agreement, effected a 1 for 16.33 reverse stock split. This reduced the number of shares to 2,000,000 outstanding shares. The Company issued 2,500,000 post-split common shares in the acquisition of CE (the "Acquisition").

         The Company intends to enter into an agreement with True Intent, Inc., a Texas corporation, to acquire 100% of True Intent, Inc. in exchange for 5,863,330 shares of the Company's common stock. Some of the stock exchanged is subject to divestiture if certain revenue thresholds are not met. Gene Thomas, who is currently a director of True Intent, Inc. will become chief executive officer and a director of the Company upon completion of the acquisition. True Intent, Inc. will sell and distribute Zepter International products for the Company.

         The Company is a consumer marketing and distribution company and intends to search the world for unique, innovative, high quality products that will improve the quality and health of people's lives. The Company will market its products by identifying and targeting potential customers and initiating hard-hitting advertising that clearly communicates the benefits of each product. The unique and high-quality consumer products marketed by the Company will attract new opportunities as the company matures.

         The Company's initial focus will be on developing a market for the Zepter(TM) line of products in the U.S. The Zepter products are manufactured by Home Art & Sales Services AG of Switzerland. Home Art operates under the trading name of Zepter. Home Art/Zepter is a global manufacturer and retailer of proprietary, high quality consumer products that are known for their striking design, advanced technology, superior quality and value. Currently, the Company, through a subsidiary, is a party to a distribution agreement with Zepter International to sell various Zepter International products in the United States. Zepter International is a privately held company headquartered in Monaco with revenues of approximately $2 billion. Zepter International manufactures and markets proprietary high-quality consumer products around the world through a direct sales force of over 100,000 distributors. Zepter operates 10 state-of-the-art manufacturing facilities that produce products such as Vacuum Systems for Food Preservation, Cookware and other cutlery accessories, high filtration vacuum cleaner, a complete line of cosmetics, and a cosmetic device that uses polarized light for cosmetics skin therapy called the Bioptron Light Therapy System.

         In addition to the Zepter products, the Company is considering entering into a distribution arrangement to sell various Nutriceuticals products. Nutriceuticals are natural food and dietary supplements. These products, like the Zepter products, are consistent with the Company's market positioning statement of "products for a longer and healthier life".

         The Company intends to distribute and market all of its products through a combination of infomercials, appearances on Home Shopping Channels, its network of distributors, and the Internet.

         Revenues are expected from the sale of products as well as from various services offered to the Company's network of distributors, such as websites, internet access, business development tools, training materials and promotion materials.


Business of the Company

Principal Products and Markets:

Zepter International Products

         Zepter is an organization that produces and sells exclusive high-quality consumer products around the world, principally through direct sales using a large sales force and retail outlets. Since its inception, Zepter has striven to enhance lifestyles around the world and to become an essential part of everyday living. Over the past few decades, Zepter has become a global enterprise with its own sales in over 50 countries throughout the world. Zepter also has more than 30 pavilions located in the high-end shopping districts of major cities including Paris, Monte-Carlo, Munich, Milan, Athens, Barcelona, Vancouver, Moscow, Warsaw, Budapest and Goteborg. There are currently over 100,000 distributors of Zepter products throughout the world.

The wide range of Zepter trademarked products extends from stainless steel cookware, tableware, cutlery and other household goods and "home art" accessories to beauty products including cosmetics, electro-cosmetics, dietary supplements, jewelry and fashion accessories. Zepter's household products include the revolutionary Zepter home cooking system; tableware; stainless steel and silver accessories for home decoration; VacSy, a vacuum system patented for optimal food preservation; and CleanSy, a revolutionary bagless water-based filtration home vacuum cleaner. Zepter's beauty and skincare products include Bioptron(R), a proprietary light therapy system; various electro-cosmetic devices; and the "Swissological", "LaDanza" and "Swiss Nature" cosmetics lines. Zepter's luxury accessories include jewelry, both costume and fine, and the exclusive Zepter timepieces.

Zepter uses the latest technologies to produce products of exceptional quality. The Zepter products are manufactured in 10 production factories owned by Home Art/Zepter located in France, Germany, Italy and Switzerland.

Among the initial Zepter products that the Company intends to market are the following:

Bioptron Light Therapy Device. The Bioptron device is based on light therapy that has a positive and gentle effect on an individual's biological system, aiding the individual's self-healing and regenerative processes. When used specifically as directed, in the majority of individuals, the Bioptron light therapy device activates and regenerates the body and blood cells. This process is known as biostimulation.

In Europe Bioptron is an approved medical device, with almost 2,000,000 sold. It has been approved in Europe for the treatment of pain and burns. The Bioptron device has been approved by the U.S. Food and Drug Administration to be used as a cosmetic device as a revolutionary skin care system that may help increase the skin's radiance, smoothness and glow. It is still under review by the FDA for other medical applications.

VacSy(R) Food Preservation system. The VacSy(R) Food Preservation system preserves food without any change or loss of color, aroma, nutrients or consistency. The VacSy(R) Food Preservation system maintains the freshness of food for extended periods of time by eliminating contact with the air. VacSy(R) can be used for storing virtually any type of food, including fresh meat, fish, cheese, vegetables and fruit. VacSy(R) is ideal for pre-cooked dishes and improves the results of deep-freezing. The VacSy(R) line consists of a vacuum pump and a variety of containers and accessories for hermetic sealing. VacSy(R) combines the advantages of vacuum packing, industrial design and ease of use.

CleanSy (Home Vacuum Cleaning System). This water-based vacuum cleaning system is the result of years of work by a team of top Zepter engineers. Traditional vacuum cleaners return 20 to 30% of dust to the environment. The paper bags typically used must continually be replaced and are a breeding ground for bacteria. The CleanSy system uses water as a filter, eliminating the need for paper bags. The filter system has 8 levels, trapping even the smallest particles of dust. The special HEPA filter retains 99.9% of particles. CleanSy even removes mites, the invisible micro-organisms that thrive in wet warm environments such as carpets, drapes, and sofas. CleanSy also vacuums liquids and freshens the air with a citrus fragrance (which inhibits bacteria growth and neuralizes allergen).

Kitchenware. Zepter's revolutionary, stackable cookware is designed to cook without salt, water or oil, thus allowing the food to retain its natural aromas, flavors, vitamins, and trace elements. Zepter cookware products are constructed of chrome nickel 18/10. Rigorous quality control enables Zepter to offer a lifetime guarantee on its cooking systems. In addition to the health benefits that Zepter's cooking system offers, Zepter's cookware includes an accu-thermal compact capsule base. Manufactured from a variety of metal alloys, it allows energy savings of up to 70% and enables the cookware to pass directly from the stove to the table. The cookware system is also equipped with a thermostat, 'thermo-control', which is incorporated in the lid knob, and indicates the temperature to ensure precise cooking.

Swissological Beauty Products. Zepter's Swissological line of cosmetics is a breakthrough in phytocosmetics technology. Zepter has isolated certain active ingredients in plants and has effectively combined them to create cutting edge skin treatment products. Zepter Cosmetics Swiss Research Center, located in Neuchatel, Switzerland, is considered to be one of the finest facilities in the world. Zepter's focus on research and development ensures new formulas and the continual testing of each products' effectiveness on skin elasticity, moisturization and Trans-Epidermal Water Loss.

The plant extracts used in the cosmetics are obtained in the Swiss Alps in a virtually pollution-free region called Valais. No chemical fertilizers, pesticides or herbicides are used. Using a special extraction technique, Swissological's plant extracts remain all natural. The Echinecea plant is the primary extract found in Swissological products, helping regenerate, heal, and purify the skin.

Swissological has 29 products in 3 formulas:

         o   Skin care for face;
         o   Skin care for body; and
         o   Skin care for men.

Swissological Baby. A baby's skin is very delicate and requires the utmost care. Zepter laboratories have developed products that are extremely gentle and pure, dermatologically tested, hypoallergenic, soap free, and pH neutral and include:

         o   Nourishing Lotion;
         o   Protecting Oil;
         o   Cream Bath;
         o   Camomile Shampoo; and
         o   Calming Talc.

LaDanza. LaDanza is Zepter's high end cosmetics line. It contains eight essential anti-aging products and a beautiful modern floral fragrance. This line is comparable to LaPrarie, which has sales of $300 million. (Zepter produces various LaPrarie products in its Switzerland facility).

Other Zepter Products.  Other Zepter trademarked products include:

         o Electro-Cosmetic Devices - anti-cellulite massagers, hair removers, electro-acupuncture.
         o Home Art Products - fine bone china, tableware, cutlery, stainless steel and silver accessories for home decoration.
         o   Luxury Accessories - jewelry and exclusive timepieces.

Other Product Lines Marketed and Distributed by CEI.

Fisher Space Pens. Developed in the 1960's for NASA, the space pen is the most technologically advanced pen on the market today. The space pen writes under extreme conditions as well as under water.

Wavetrend. CEI has entered into an agreement with Wavetrend, Inc. to market a line of hardware and software that wirelessly protects computers from prying eyes, thereby protecting the information that resides on laptops and personal computers. This product, called PC ACCESS CONTROL, can also track physical assets (such as computers) and individuals entering and leaving buildings or other protected areas.

Marketing and Distribution:

The Company intends to develop a revolutionary integrated marketing approach and unique business model, "Empowered Marketing", for its line of consumer products.

Empowered Marketing is the blending of the Company's philosophy of total involvement and commitment on behalf of network marketing representatives and management. This philosophy is supported by the Company's comprehensive marketing strategy and tactics centered around the theme of "Products for a Healthier and Longer Life ".

The Company intends to direct its market activities to support the traditional proven network marketing business model. Network marketing is very "hot" today because of the uncertainties in the traditional marketplace. America continues to have amazing productivity numbers despite the depressed economy. Technology and work force reductions are driving the productivity numbers and much of the job loss is permanent. Further, as more and more displaced workers recognize the amount of retraining they would require to make even lateral moves in corporate America, many workers are looking for alternative income streams.

The Company intends to utilize TV-Infomercials to: (1) build product awareness,
(2) establish demand and build its Network Marketing channel and (3) to support the Direct to Consumer and B2B channels. Communication elements will be tested, evaluated and continually improved to increase return on investment from the Company's marketing expenditures. All marketing communications are anticipated to drive representative acquisition, which generates revenue and end user product sales across all distribution channels.

As of June 30, 2002, the Company had received an order from QVC for a total of 6,500 pens. The Company anticipates at least 2 more of its products to be aired on QVC in 2002. The Company has also received an order for 700 sets of Zepter VacSy Food Preservation Systems. The total revenue for these sales is expected to be $130,000 for the orders for the pens and VacSy Food Preservation System.

Competition

The Company expects that there will be competition for most of its products from both manufacturers and other distributors. For example, the VacSy system will compete indirectly with Tilia's Foodsaver product. The VacSy system is not intended to compete directly with Tilia's Foodsaver product but to be positioned as a premium product that is superior to the Foodsaver product. There can be no assurance, however, that this product strategy will be successful.

Facilities and Employees

         The Company's principal business address is located at 825 Lafayette Road, Bryn Mawr, PA 19010. The Company, after the acquisition of True Intent, Inc. will have seven employees. The Company has not had any material employee relations problems.

Legal Proceedings

         The Company is not involved in any pending legal proceedings.

                     AVAILABILITY OF ADDITIONAL INFORMATION

         The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both the Company and the Securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of prescribed fees.

         As of the date of this Prospectus, the Company became subject to the information requirements of the Exchange Act and, in accordance therewith, will electronically file reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. Such site is accessible by the public through an Internet access service provider and is located at http://www.sec.gov.

         Copies of the Company's Annual, Quarterly and other Reports filed by the Company with the Commission, commencing with the Quarterly Report for the first quarter ended after the date of this Prospectus (due 45 days after the end of such quarter) will also be available upon request, without charge.

                                   MANAGEMENT

Executive Officers and Directors

The Company's executive officers and directors are as follows:

Name                       Age      Position
----                       ---      --------
Michael Salaman            40       Vice President, Business Development;
                                    Secretary;  Treasurer and Director

David Cohen                77       Director

The Company currently does not have a chief executive officer. Gene Thomas, a director of True Intent, Inc. will become the chief executive officer of the Company upon completion of the Company's acquisition of True Intent, Inc. See "Recent Developments" on page 23.

Michael Salaman is Vice President, Business Development of CEI. With over 15 years of experience in marketing and business development, he brings to CEI expertise in direct marketing of consumer products, multi-media marketing (including the Internet and direct response television) as well as leadership in developing strategic partnerships and relationships across a broad array of industries. Mr. Salaman was founder and President of iConnect, Inc., from 1998 to 2000, where he developed and pioneered a new business strategy in the internet service provider (ISP) arena through the marketing of "branded" ISP services. This strategy is currently being used by one of the nation's largest broadcast networks under an alliance originally formed by iConnect, as well as companies across many different industries. Mr. Salaman is serving his first term as a director of CEI.

Prior to the ISP business, Mr. Salaman was part of the founding management team of National Media Corp., the country's first publicly-held infomercial marketing company. During his tenure at National Media, he selected new products, focused on developing profits from the company's customer list, and assisted in the infomercial productions and business strategy. During his years at National Media, the company grew from $5,000,000 to over $350,000,000 in sales, selling in many countries worldwide. During Mr. Salaman's tenure at National Media, and products such as Foodsaver, Auri Car Care and Ab Roller, among others, became recognized household brands.

David Cohen is an attorney who has been engaged in the practice of law in Philadelphia for many years. He graduated from Temple University School of Law with distinction in 1952. He has received many professional honors and is an active member of numerous professional, religious and civic associations. Mr. Cohen has extensive experience as an officer, director and founder of many successful business enterprises. Mr. Cohen is serving his first term as a director of the Company.

There are currently no arrangements or understandings regarding the length of time each director is to serve in such a capacity. Each director has served for less than one year.

The Company may adopt provisions in its Amended and Restated By-laws and/or Articles of Incorporation to divide the board of directors into more than one class and to elect each class for a certain term. These provisions may have the effect of discouraging takeover attempts or delaying or preventing a change of control of the Company.

Executive Compensation

The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to Robert P. Aliano, the Company's former President and chief executive officer, in the year ended December 31, 2001. The Company does not currently have a chief executive officer, however, upon completion of the acquisition of True Intent, Inc., Gene Thomas will become chief executive officer of the Company. No executive officer of the Company received compensation of $100,000 or more in the fiscal years ended December 31, 2000 and 2001. No options have been granted through the fiscal year ended December 31, 2001.



======================================================================================================================
                                                Summary Compensation Table
======================================================================================================================
Annual Compensation                                              Long Term Compensation
----------------------------------------------------------------------------------------------------------------------
                                                                 Awards                     Payouts
======================================================================================================================
                                                                                                        All
                                                  Other          Restricted   Securities                Other
Name and                                          Annual         Stock        Underlying    LTIP        Compen-
Principal                    Salary      Bonus    Compensation   Award(s)     Options/      Payouts     sation
Position             Year    ($)         ($)      ($)            ($)          SARS(#)       ($)         ($)
----------------------------------------------------------------------------------------------------------------------
Robert P. Aliano     2001    -0-         -0-      50,000*          -0-         -0-            -0-         -0-
President(1)
----------------------------------------------------------------------------------------------------------------------

*Received as commissions

(1) Mr. Aliano resigned effective August 31, 2002.

(b) Options/SAR Grants

None.

(c) Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value

No options were granted in the fiscal year ended December 31, 2001. The Company has not issued Stock Appreciation Rights.

(d) Long-Term Incentive Plan

None.

(e) Compensation of Directors

During the fiscal years ended December 31, 2000 and 2001, no director of the Company received any compensation for any services provided in such capacity. Directors of the Company are reimbursed for expenses incurred by them in connection with their activities on behalf of the Company.

(f) Employment Contracts and Termination of Employment, and Change in Control Arrangements

The Company has no employment agreements.

(g) Report on Repricing of Options/SARS

Not Applicable.

(h) Supplementary Information on Stock Options

On January 18, 2002, Michael Salaman was granted 150,000 options at $.50 per share that vest immediately.

                              CERTAIN TRANSACTIONS

         In early January 2002, Lynn Dixon and Pamela Jowett, principal stockholders of the Company, agreed to sell approximately 1,443,169 shares of the Company's stock owned by them to certain acquaintances of Mr. Dixon ("Purchasers") at a price of $.08 per share. The shares are restricted shares and were originally purchased by Mr. Dixon and Ms. Jowett from the Company and other stockholders for approximately $.03 per share when they took control of the Company in November 1998.

         The Purchasers are a part of the Selling Stockholders group as are Mr. Dixon and Ms. Jowett. The shares were sold to these Purchasers at the direction of Mr. Dixon to persons to whom he felt he had certain friendship obligations, although such obligations were not in writing and were not quantified in any way. Ms. Jowett and Mr. Dixon were under no legal or contractual obligation to sell the shares to these Purchasers. The specific Purchasers, the price per share, and the amount of stock sold to them was arbitrarily determined by Mr. Dixon without regard to any kind of formula or formal analysis.

                              RECENT DEVELOPMENTS

         The Company intends to enter into an agreement with True Intent, Inc., a Texas corporation, to acquire 100% of True Intent, Inc. in exchange for 5,863,330 shares of the Company's common stock. Some of the stock exchanged is subject to divestiture if certain revenue thresholds are not met. Gene Thomas, who is currently a director of True Intent, Inc. will become chief executive officer and a director of the Company upon completion of the acquisition. True Intent, Inc. will sell and distribute Zepter International products for the Company.

         Upon completion of the acquisition of True Intent, Inc, Mr. Thomas (age
41) will become President and Chief Executive Officer of the Company. In this capacity, Mr. Thomas will be responsible for all functions relating to the strategy and operations of the Company. Mr. Thomas has over 18 years of executive level management experience.

         Mr. Thomas began his career with Polaroid Corporation in sales and marketing in the electronic imaging group. After a successful stay at Polaroid, Mr. Thomas gained significant experience in hyper growth companies with seven years at CompuAdd, where he held senior level positions in sales and marketing. Mr. Thomas was instrumental in developing and managing CompuAdd, one of the largest direct marketing companies in the technology industry. During his tenure at CompuAdd, Mr. Thomas was selected to head up European operations as Managing Director for CompuAdd in the UK.

         After CompuAdd, Micron Technology recruited Mr. Thomas to lead sales and marketing for Micron Electronics. Mr. Thomas had responsibility for all sales, marketing, customer service, technical support, and product management. During his six years at Micron, Mr. Thomas was instrumental in the development of the strategy that launched Micron into the competitive direct marketing PC business. Mr. Thomas navigated the changing environment as Micron grew to a multi-billion dollar company. In addition, Mr. Thomas was key in crafting the strategy resulting in the reverse merger of publicly traded Zeos Computer Corporation into Micron Electronics. Micron Electronics was the surviving entity, growing to become the 9th largest supplier of personal computers, notebooks and servers in the country.

         After Micron Electronics, Mr. Thomas was recruited to be CEO, President and Chairman of the Board of Avreo Inc. Mr. Thomas raised the $ 4.5 million dollars needed to initiate the development of the initial concept of Avreo. During the three-year period, Avreo launched the InterWorks ERP product to the radiology market and became a revenue generating company. In July of 2002, Mr. Thomas successfully negotiated a majority sale of the company to one of the largest investors and a key distributor. Mr. Thomas remains Chairman of the Board of Directors of Avreo Inc.

         The diverse experience Mr. Thomas gained during his tenure at Polaroid, CompuAdd, Micron Electronics and Avreo provide a vast skill set in management of both small start-up environments and large corporate structures. This experience set is critical, and is applicable to any company entering new markets with new products.

                             PRINCIPAL STOCKHOLDERS

         The Company presently has two classes of capital stock authorized, namely: 50,000,000 shares of $.001 par value common stock and 1,000,000 shares of blank check preferred stock, par value $.001. There were 7,875,000 shares of common stock issued and outstanding as of August 2, 2002.

The following table sets forth certain information, with respect to the beneficial ownership of the Company's common stock by each director of the Company, by each beneficial owner of more than five percent (5%) of the Company's outstanding common stock and all directors and officers of the Company as a group:



                                        Beneficial Ownership of Common Stock
                                                 August 2, 2002(1)
                                                 -----------------

Name and Address of                                                                             Position
Beneficial Owner                      Shares Owned               Percentage of Class        With the Company
---------------------                 ------------               -------------------        ----------------
5% Owners

M. Perry Grant                           620,000                        7.9%
Tanners Neck Ln.
Westhampton, NY

Directors and Executive
Officers

Michael Salaman                          983,334(2)                    10.6%               Officer and Director

David Cohen                              215,000(3)                     2.7%               Director

All officers and
Directors as a group
(2 persons)(4)                         1,198,334(5)                    13.3%
                                       ============                    =====


----------------
* Less than 1%

(1) Based on an aggregate 7,875,000 shares of the Company's common stock outstanding.

(2) Includes 150,000 options to purchase the Company's common stock granted on January 18, 2002 under the Company's Stock Option Plan (the "Plan").

(3) Includes 150,000 shares owned by Mr. Cohen's wife, for which he shares beneficial ownership.

(4)  The address of all officers and directors is the address of the Company.

(5) Includes 150,000 options granted to Mr. Salaman on January 18, 2002 under the Plan.

         The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership.

                            DESCRIPTION OF SECURITIES

         The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company's Articles of Incorporation, as amended, and Amended and Restated Bylaws, copies of which will be furnished to an investor upon written request therefore.

Common Stock

         The Company is authorized to issue 50,000,000 shares of $.001 par value common stock. As of August 2, 2002, the Company had 7,875,000 shares outstanding. The shares of common stock are fully paid and non-assessable.

         The holders of common stock of the Company are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company, nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Blank Check Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of $1.00 par value Preferred Stock. Under the Company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from the Company.

Warrants

         The Company has declared a distribution of 787,500 common stock purchase warrants (the "Warrants") to stockholders of record as of August 2, 2002. The Warrants are exercisable at $3.50 per share on or before July 31, 2004, subject to the effectiveness of registration of the Warrants and underlying shares.

         (a) The Company may redeem all or a portion of the Warrants at $.01 per Warrant, at any time upon 30 days' prior written notice to the Warrant holders. The Warrants may be redeemed whether or not a current registration statement is in effect with respect thereto. Any Warrant holder who does not exercise his Warrants prior to the redemption date, as set forth on the Company's Notice of Redemption, will forfeit his right to purchase the shares of common stock underlying such Warrants, and after the redemption date any outstanding Warrants referred to in the Notice of Redemption will become void and be canceled. If the Company does not redeem the Warrants, they will expire at the conclusion of the exercise period unless extended by the Company.

         (b) The Company may at any time, and from time to time, extend the exercise period of the Warrants provided that written notice of such extension is given to the Warrant holders prior to the expiration date thereof. Also, the Company may, at any time, reduce the exercise price thereof by written notification to the holders thereof. The Company does not presently contemplate any extensions of the exercise period or reduction in the exercise price of the Warrants.

         (c) The Warrants contain anti-dilution provisions with respect to the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition. In the event of liquidation, dissolution or winding-up of the Company, Warrant holders will not be entitled to participate in the assets of the Company. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder of a Company, and no dividends may be declared on the Warrants.

         (d) The Warrants may be exercised by surrendering to the Company a Warrant certificate evidencing the Warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to the Company the exercise price per share in cash or check payable to the Company. Stock certificates will be issued as soon thereafter as practicable.

         (e) The Warrants will not be exercisable unless the Warrants and the shares of common stock underlying the Warrants are registered or otherwise qualified in applicable jurisdictions.

         (f) The Warrants are nontransferable by their terms, cannot be transferred without the consent of the Company and will be "restricted securities" pursuant to the definition of that term used in Rule 144. The Warrants will be stamped with a restrictive legend.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 7,875,000 shares of the Company's common stock outstanding on August 2, 2002, prior to the exercise of any Warrants, 425,565 shares were currently freely tradeable. Upon effectiveness of this registration statement, the 1,566,169 shares registered on behalf of the Selling Stockholders will also be freely tradeable. In addition, the 787,500 shares of common stock underlying the Warrants will also be freely tradeable into the public market immediately upon issuance. Sales of substantial amounts of this common stock in the public market could adversely affect the market price of the common stock. Furthermore, all of the remaining shares of common stock presently outstanding are restricted and/or affiliate securities which are not presently, but may in the future be sold, under Rule 144, into any public market that may exist for the common stock. Future sales by current stockholders could depress the market prices of the common stock in any such market.

         In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including affiliates of the Company, can sell within any three-month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the Stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided that at least one year has elapsed since the restricted securities being sold were acquired from the issuer or any affiliate of the Company, and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount.

                              PLAN OF DISTRIBUTION

         This Prospectus and the registration statement of which it is part relate to the offer and sale of 787,500 shares of common stock of the Company issuable upon the exercise of the Warrants at an exercise price of $3.50 per share. The Warrants will be distributed as a dividend with respect to the common stock of the Company to stockholders of record as of August 2, 2002. Each stockholder will receive 1 Warrant for every 10 shares of common stock held by the stockholder. The Warrants are exercisable until July 31, 2004, provided this Prospectus is still current or has been updated.

         The offering will be managed by the Company without an underwriter, and the shares will be offered and sold by the Company, without any discount, sales commissions or other compensation being paid to anyone in connection with the offering. In connection therewith, the Company will pay the costs of preparing, mailing and distributing this Prospectus to the holders of the Warrants. Brokers, nominees, fiduciaries and other custodians will be requested to forward copies of this Prospectus to the beneficial owners of securities held of record by them, and such custodians will be reimbursed for their expenses.

         There is no assurance that all or any shares will be sold, nor any requirement or escrow provisions to assure that any minimum amount of Warrants will be exercised. All funds received upon the exercise of any Warrants will be immediately available to the Company for its use.

         With this Prospectus and the registration statement of which it is a part, we are also registering shares of common stock on behalf of the Selling Stockholders. The Selling Stockholders may offer and sell shares from time to time. In addition, the Selling Stockholders' donees, pledgees, transferees and other successors in interest may sell shares received from a named Selling Stockholder after the date of this Prospectus. In that case, the term "Selling Stockholder" as used in this Prospectus includes such donees, pledgees, transferees and other successors in interest. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the Pink Sheets maintained by the National Quotations Bureau, Inc., or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by way of any legally available means, including in one or more of the following transactions:

o a block trade in which a broker-dealer engaged by a Selling Stockholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this Prospectus; and
o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

         Transactions under this Prospectus may or may not involve brokers or dealers. The Selling Stockholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

         In connection with the distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with Selling Stockholders. The Selling Stockholders may also:

o sell shares short and redeliver the shares to close out these short positions;
o enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or financial institution of the shares, which the broker-dealer or financial institution may resell or otherwise transfer under this Prospectus;
o loan or pledge the shares to a broker-dealer or other financial institution that may sell the shares so loaned under this Prospectus upon a default; or
o sell shares covered by this Prospectus that qualify for sale under Rule 144 under the Securities Act pursuant to that Rule rather than under this Prospectus.

         The Selling Stockholders and any broker-dealers participating in the sale of shares covered by this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of such shares. Any commission, discount or concession received by a broker-dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The Selling Stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as fees and disbursements for legal counsel retained by any Selling Stockholder.

         A supplement to this Prospectus will be filed, if required, under Rule 424(b) under the Securities Act to include additional disclosure before offers and sales of the securities in question are made.

Exercise Procedures

         The Warrants may be exercised in whole or in part by presentation of the Warrant Certificate, with the Purchase Form on the reverse side filled out and signed at the bottom, together with payment of the Exercise Price and any applicable taxes at the principal office of Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the Exercise Price shall be made in lawful money of the United States of America in cash or by cashier's or certified check payable to the order of "Creative Enterprises International, Inc., Warrant Exercise Account".

         All holders of Warrants will be given an independent right to exercise their purchase rights. If, as and when properly completed and duly executed notices of exercise are received by the Transfer Agent and/or Warrant Agent, together with the Certificates being surrendered and full payment of the Exercise Price in cleared funds, the checks or other funds will be delivered to the Company and the Transfer Agent and/or Warrant Agent will promptly issue certificates for the underlying common stock. It is presently estimated that certificates for the shares of common stock will be available for delivery in Bryn Mawr, Pennsylvania at the close of business on the tenth business day after the receipt of all required documents and funds.

Indemnification and Limitation of Liability of Management

         The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by stockholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breach of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derived an improper personal benefit. The Company's Amended and Restated By-laws (the "By-Laws") indemnify its Officers and Directors to the full extent permitted by Nevada law. The By-laws (with these exceptions) eliminates any personal liability of a Director to the Company or its stockholders for monetary damages for breach of a Director's fiduciary duty. Therefore, a Director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. The Company's Articles may provide for indemnification to the full extent permitted under law, which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Changes In and Disagreement with Accountants on Accounting and Financial Disclosure

         Pritchett, Siler & Hardy, P.C. served as the Company's independent auditors for the audit of the Company's financial statements for 2000. Connolly Grady & Cha, P.C. has served as the auditors for the audit of the Company's financial statements for 2001 and has no relationship with the Company other than that arising from its employment as independent auditors.

         Pritchett, Siler & Hardy did not resign or decline to stand for re-election and Pritchett, Siler & Hardy's reports on financial statements for the year ended December 31, 2000 did not contain an adverse opinion, disclaimer of opinion or qualification as to uncertainty, audit scope or accounting principles. There had been no disagreements with Pritchett, Siler & Hardy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The decision to change accountants was approved by the Company's board of directors.

         There were no disagreements with Pritchett Siler & Hardy on any matter of accounting principles and practices, financial statement disclosure or auditing scope and procedure which, if not resolved, would have caused them to make reference to the subject matter of such disagreement in connection with their report.

                                  LEGAL MATTERS

         To the knowledge of management, there is no material litigation pending or threatened against the Company. The validity of the issuance of the shares offered hereby will be passed upon for the Company by Eckert Seamans Cherin & Mellott, LLC, Philadelphia, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements of the Company for the year ended December 31, 2001 and included in this Prospectus have been examined by Connolly, Grady & Cha, P.C., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of the Company for the year ended December 31, 2000 and included in this Prospectus have been examined by Pritchett, Siler & Hardy, P.C., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

No dealer, salesman or other person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby. If given or made, the information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered hereby in any jurisdiction or to any person to whom it is unlawful to make the offer or solicitation in the jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


Until [90 days after the date of this Prospectus], all dealers that effect transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     Creative Enterprises International Inc.
                                 and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)

                                  June 30, 2002

                    Creative Enterprises International, Inc.
                                 and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                                  June 30, 2002


                                    Contents

                                                                           Page

Accountant's Report, Connolly Grady & Cha                                    1

Accountant's Report, Pritchett, Siler & Hardy, P.C.                          2

Financial Statements


     Consolidated Balance Sheet, For the Six Months Ended
         June 30, 2002 and Year Ended December 31, 2001                      3

     Consolidated Statements of Operations
         For the Six Months Ended June 30, 2002,
         For the Years Ended December 31, 2001 and 2000 and
         From Inception on June 20, 1984 through June 30, 2002             4 - 5

     Consolidated Statements of Stockholders' Equity (Deficit)
         From Inception on June 20, 1984 through June 30, 2002            6 - 11

     Consolidated Statements of Cash Flows
         For the Six Months Ended June 30, 2002,
         For the Years Ended December 31, 2001 and 2000 and
         From Inception on June 20, 1984 through June 30, 2002           12 - 13

     Notes to Consolidated Financial Statements                          14 - 18


Supplementary Information

     Combining and Consolidating Balance Sheet, June 30, 2002            19 - 20

     Combining and Consolidating Statements of Operations
         For the Six Months Ended June 30, 2002                          21 - 22

                          Independent Auditor's Report


To the Board of Directors and Stockholders of Creative Enterprises International, Inc. and Subsidiary
825 Lafayette Road
Bryn Mawr, PA 19010

                We have audited the accompanying consolidated balance sheet of Creative Enterprises International, Inc. (a Nevada Corporation) and Subsidiary (formally Inland Pacific Resources, Inc.) (A Development Stage Company) as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Creative Enterprises International, Inc. (formerly Inland Pacific Resources, Inc.) as of December 31, 2000, were audited by other auditors whose report dated May 7, 2001 on those statements included an explanatory paragraph that described the accompanying financial statements have been prepared assuming the Company will continue as a going concern discussed in Note 2 to the financial statements.

                We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                In our opinion, the December 31, 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Creative Enterprises International, Inc. and Subsidiary (formerly Inland Pacific Resources, Inc.) as of December 31, 2001 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

To the Board of Directors and Stockholders of                            Page 2
Creative Enterprises International, Inc. and Subsidiary




                Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The combining and consolidating balance sheet and the combining and consolidating statements of operations on pages 18, 19 and 20 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






                                                    Certified Public Accountants

Philadelphia, Pennsylvania

May 20, 2002

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
INLAND PACIFIC RESOURCES, INC.
Salt Lake City, Utah

We have audited the accompanying balance sheet of Inland Pacific Resources, Inc. [a development stage company] at December 31, 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Inland Pacific Resources, Inc. as of and for the year ended December 31, 1999 were audited by other auditors whose report, dated May 10, 2000 expressed an unqualified opinion on these financial statements and included an explanatory paragraph expressing concern about the Company's ability to continue as a going concern. The financial statements as of December 31, 1999 reflect an accumulated deficit of $1,861,878. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements audited by us present fairly, in all material respects, the financial position of Inland Pacific Resources, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses since inception and has not yet been successful in establishing profitable operations. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



PRITCHETT, SILER & HARDY, P.C.

May 7, 2001
Salt Lake City, UT

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                           Consolidated Balance Sheet
                                  June 30, 2002

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                           Consolidated Balance Sheet


                                    ASSETS

                                                                             Six Months
                                                                                Ended             Year Ended
                                                                               June 30,           December 31,
                                                                             ----------           ------------
                                                                                2002                   2001
                                                                             ----------           ------------
                                                                             (Unaudited)
CURRENT ASSETS

     Cash and cash equivalents                                                $ 243,371             $ 271,944
     Inventory                                                                  123,750
                                                                              ---------             ---------


                    Total current assets                                        367,121               271,944
                                                                              ---------             ---------

     Furniture and fixture, at cost                                              27,615                 5,209

     Accumulated depreciation - furniture and fixtures                           (2,413)                 (952)
                                                                              ---------             ---------

                    Net furniture and fixtures                                   25,202                 4,257
                                                                              ---------             ---------




OTHER ASSET

     Security deposit                                                            10,702                10,702
                                                                              ---------             ---------

                    TOTAL ASSETS                                              $ 403,025             $ 286,903
                                                                              =========             =========




                 See accompanying notes and accountant's report.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                           Consolidated Balance Sheet


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                 Six Months
                                                                                    Ended                  Year Ended
                                                                                   June 30,                December 31,
                                                                                -------------              -------------
                                                                                     2002                      2001
                                                                                -------------              -------------
CURRENT LIABILITIES

     Accounts payable                                                            $   123,750                 $         -
     Accrued expenses                                                                 57,024                      27,169
     Stockholders' loans                                                              44,500                      51,585
                                                                                 -----------                 -----------

                    Total current liabilities                                        225,274                      78,754
                                                                                 -----------                 -----------


STOCKHOLDERS' EQUITY

     Preferred stock, $.001 par value, 1,000,000 shares
         authorized, none issued and outstanding
     Common stock, $.001 par value, 50,000,000 shares
         authorized, 7,820,000 shares issued and outstanding
         at June 30, 2002 and 6,850,000 shares issued and
         outstanding at December 31, 2001                                              7,820                       6,850
     Additional paid-in capital                                                    2,803,148                   2,319,533
     (Deficit) accumulated during the development stage                           (2,633,217)                 (2,118,234)
                                                                                 -----------                 -----------

                    Total stockholders' equity                                       177,751                     208,149
                                                                                 -----------                 -----------

                    TOTAL LIABILITIES AND
                          STOCKHOLDERS' EQUITY                                   $   403,025                 $   286,903
                                                                                 ===========                 ===========





                 See accompanying notes and accountant's report.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                      Consolidated Statements of Operations

                                                                                                     From
                                                    Six Months                                    Inception On
                                                      Ended           For the Years Ended         June 20, 1984
                                                    ----------    ---------------------------       Through
                                                     June 30,              December 31,             June 30,
                                                    ----------    ---------------------------     -------------
                                                       2002          2001             2000            2002
                                                    ----------    -----------      ----------      ----------
                                                    (Unaudited)                                    (Unaudited)
Revenue - net                                       $    7,791    $      -0-       $      -0-       $    7,791

Cost of sales
     Purchases                                           4,892                                            4,892
                                                    ----------    -----------      ----------      ------------

Gross profit                                             2,899                                            2,899

Expenses
     Advertising                                        10,963                                           10,963
     Bank fees                                           1,676            309                             1,985
     Commissions                                        85,772        114,500                           200,272
     Consultants                                        45,685                                           45,685
     Depreciation                                        1,461            952                             2,413
     Dues and subscriptions                              2,880                                            2,880
     Franchise tax                                         800                                              800
     Fulfillment                                         3,000                                            3,000
     Insurance                                           2,538            973                             3,511
     Janitorial services                                   500                                              500
     Licenses                                            1,199            318                             1,517
     Marketing                                          24,405          8,356                            32,761
     Miscellaneous                                       2,286            212           6,172           463,448
     Office supplies                                    21,493          6,361                            27,854
     Organizational costs                                               2,272                             2,272
     Payroll taxes                                       7,058                                            7,058
     Payroll                                            73,700                                           73,700
     Postage and delivery                               31,502          3,070                            34,572
     Printing                                           38,235             18                            38,253
     Professional fees                                  76,285         33,225                           109,510
     Rent - equipment                                      769            760                             1,529
     Rent - office                                      17,837          7,848                            25,685
     Security                                            2,239            378                             2,617
     Shipping                                                           1,439                             1,439
     Stockholder's mailing                                              1,611                             1,611
     Telephone                                           7,957          2,936                            10,893
     Travel                                             57,524         59,428                           116,952
     Video duplication                                                    218                               218
     Web design                                                         5,000                             5,000
                                                    ----------    -----------      ----------       -----------

                    Total expenses                     517,764        250,184           6,172         1,228,898

Loss from operations of discontinued
     mining ventures                                                                                  1,407,100
                                                    ----------    -----------      ----------       -----------

Net (loss) from operations                            (514,865)      (250,184)         (6,172)       (2,633,099)

Other income (expense)
     Interest income                                       829            -0-             -0-               829
     Interest expense                                     (947)           -0-             -0-              (947)
                                                    ----------    -----------      ----------       -----------
                Total other income
                      and expense                         (118)           -0-             -0-              (118)
                                                    ----------    -----------      ----------       -----------

Net (Loss) Before Income Taxes                        (514,983)      (250,184)         (6,172)       (2,633,217)

Income Taxes
     Current                                               -0-            -0-             -0-               -0-
     Deferred                                              -0-            -0-             -0-               -0-
                                                    ----------    -----------      ----------       -----------

                Total income taxes                         -0-            -0-             -0-               -0-
                                                    ----------    -----------      ----------       -----------

Net (Loss)                                          ($ 514,983)   ($  250,184)     ($   6,172)      ($2,633,217)
                                                    ==========    ===========      ==========       ===========

(Loss) per common share                                   (.07)          (.11)           (.00)             (.35)
                                                    ==========    ===========      ==========       ===========

                 See accompanying notes and accountant's report.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                        Statement of Stockholders' Equity
                   From the Date of Inception on June 20, 1984
                              Through June 30, 2002

                                                                                                                        Deficit
                                                                                                                      Accumulated
                                                 Preferred Stock             Common Stock           Additional         During the
                                               -------------------        -------------------         Paid-In         Development
                                               Shares       Amount        Shares       Amount         Capital             Stage
                                               ------       ------        ------       ------       ----------       -------------
BALANCE, June 20, 1984

Issuance of common stock
    for cash at $.04 per share                            $                135,000    $     135      $     2,865       $

Issuance of common stock
    for cash at $.20 per share                                             300,000          300           29,700

Stock offering costs                                                                                      (2,660)

Issuance of common stock
    for services rendered at
    $1.40 per share                                                         15,625           16           21,834

Issuance of common stock
    for mining claims at
    $4.37 per share                                                          8,125            8           35,492

Issuance of common stock
    for services rendered at
    $.20 per share                                                          92,500           92           18,408

Issuance of common stock
    for mining claims at
    $.20 per share                                                          25,000           25            4,975

Issuance of common stock
    for services rendered at
    $.20 per share                                                          12,500           13            2,487

Issuance of common stock
    for mining reclamation
    costs at $.09 per share                                                550,000          550           49,450

Issuance of common stock
    for services rendered at
    $.05 per share                                                          75,000           75            3,675

Issuance of common stock
    for services rendered at
    $.30 per share                                                         400,008          400          119,600

Issuance of common stock
    for services rendered at
    $.05 per share                                                          37,500           37            1,838

Issuance of common stock
    for mining claims at
    $.44 per share                                                       4,500,000        4,500        1,345,500

Net loss from inception on
    June 20, 1984 to
    December 31, 1994                                                                                                     (426,313)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, December 31, 1994                                               6,151,258        6,151        1,633,164          (426,313)

Issuance of common stock
    for services rendered at
    $.10 per share                                                          50,000           50            4,950

Net loss for the year ended
    December 31, 1995                                                                                                   (1,407,099)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, December 31, 1995                                               6,201,258        6,201        1,638,114        (1,833,412)


                                   (Continued)

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                        Statement of Stockholders' Equity
                   From the Date of Inception on June 20, 1984
                              Through June 30, 2002

                                                                                                                        Deficit
                                                                                                                      Accumulated
                                                 Preferred Stock             Common Stock           Additional         During the
                                               -------------------        -------------------         Paid-In         Development
                                               Shares       Amount        Shares       Amount         Capital             Stage
                                               ------       ------        ------       ------       ----------       -------------
Issuance of common stock
    for services rendered at
    $.010 per share                                       $                125,000    $     125     $     12,375      $

Net loss for the year ended
    December 31, 1996                                                                                                      (12,650)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, December 31 1996                                                6,326,258        6,326        1,650,489        (1,846,062)

Forgiveness of debt -
    related party                                                                                        134,218

Net loss for the year ended
    December 31, 1997                                                                                                         (221)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, December 31, 1997                                               6,326,258        6,326        1,784,707        (1,846,283)

Issuance of common stock
    for cash at $.0015 per share                                        26,333,333       26,333           13,167

Forgiveness of debt                                                                                       10,800

Forgiveness of debt
    - related party                                                                                        2,550

Net loss for the year ended
    December 31 1998                                                                                                        (5,541)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, December 31, 1998                                              32,659,591       32,659        1,811,224        (1,851,824)

Net loss for the year ended
    December 31, 1999                                                                                                      (10,054)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, December 31, 1999                                              32,659,591       32,659        1,811,224        (1,861,878)

Net loss for the year ended
    December 31, 2000                                                                                                       (6,172)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, December 31, 2000                                              32,659,591       32,659        1,811,224        (1,868,050)

Reverse stock split 1 for
    16.32979 shares
    December 18, 2001
    par $.001                                                          (30,659,591)     (30,659)          30,659

Issuance of common stock
    for cash at $.10 per share                                           1,650,000        1,650          163,350

Issuance of common stock
    to acquire 100% of the
    outstanding stock of
    Creative Enterprises, Inc.                                           2,500,000        2,500            5,000

Issuance of common stock
    for cash at $.50 per share                                             700,000          700          349,300

Less:  Stock offering costs                                                                              (40,000)

Net loss for the year ended
    December 31, 2001                                                                                                     (250,184)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, December 31, 2001                                               6,850,000        6,850        2,319,533        (2,118,234)
                                             ----------   -----------   ----------    ---------      -----------       -----------


                                  (Continued)

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                        Statement of Stockholders' Equity
                   From the Date of Inception on June 20, 1984
                              Through June 30, 2002

                                                                                                                        Deficit
                                                                                                                      Accumulated
                                                 Preferred Stock             Common Stock           Additional         During the
                                               -------------------        -------------------         Paid-In         Development
                                               Shares       Amount        Shares       Amount         Capital             Stage
                                               ------       ------        ------       ------       ----------       -------------
Issuance of common stock
    for cash at .50 per share                             $                355,000    $     355     $    177,145      $

Issuance of common stock
    for cash at .48 per share                                              615,000          615          299,385

Forgiveness of debt                                                                                        7,085

Net loss for the six months
    ended June 30, 2002                                                                                                   (514,983)
                                             ----------   -----------   ----------    ---------      -----------       -----------

BALANCE, June 30, 2002                                    $              7,820,000    $   7,820        2,803,148       ($2,633,217)
                                             ==========   ===========   ==========    =========      ===========       ===========










                 See accompanying notes and accountant's report.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                            Statements of Cash Flows

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                            Statements of Cash Flows

                Increase (Decrease) in Cash and Cash Equivalents

                                                                                For the Years Ended              From
                                                                                --------------------          Inception On
                                                               Six Months           December 31,             June 20, 1984
                                                                 Ended          --------------------            Through
                                                             June 30, 2002       2001          2000          June 30, 2002
                                                             -------------      ------        ------         -------------
                                                              (Unaudited)                                     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Loss                                                  ($514,983)      ($250,184)    ($6,172)         ($2,633,217)
     Adjustments to reconcile net loss
       to net cash used by operating activities:
       Stock issued for mining properties                                                                       1,265,785
       Forgiveness of debt                                                                                         10,800
       Forgiveness of debt - related party                                                                        136,768
       Stock issued for services                                                                                  360,690
       Changes in operating assets and liabilities:
          Depreciation                                             1,461             952                            2,413
          (Increase) decrease in:
          Security deposit                                                       (10,702)                         (10,702)
          Inventory                                             (123,750)                                        (123,750)
          Increase (decrease) in:
             Accounts payable                                    123,750         (17,419)      2,569              123,750
             Accrued expenses                                     29,855          27,169                           57,024
             Interest payable                                                       (535)        395
                                                               ---------       ---------    --------           ----------

             Net cash used in operating activities              (483,667)       (250,719)     (3,208)            (810,439)
                                                               ---------       ---------    --------           ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of furniture and fixtures                          (22,406)         (5,209)                         (27,615)
                                                               ---------       ---------    --------           ----------

             Net cash used in investing activities               (22,406)         (5,209)                         (27,615)
                                                               ---------       ---------    --------           ----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from stockholders loans                                             45,035       3,050               45,035
     Issuance of common stock                                    477,500         482,500                        1,036,390
                                                               ---------       ---------    --------           ----------

             Net cash provided in financing activities           477,500         527,535       3,050            1,081,425
                                                               ---------       ---------    --------           ----------

NET INCREASE (DECREASE) IN CASH                                  (28,573)        271,607        (158)             243,371

     Cash and cash equivalents, beginning of period              271,944             337         495                -0-
                                                               ---------       ---------    --------           ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                       $ 243,371       $ 271,944    $    337           $  243,371
                                                               =========       =========    ========           ==========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid during the period for
         Interest                                               $  -0-         $    -0-     $   -0-            $    -0-
                                                               =========       =========    ========           ==========

         Income taxes                                           $  -0-         $    -0-     $   -0-            $    -0-
                                                               =========       =========    ========           ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
     AND FINANCING ACTIVITIES

     For the six months ended June 30, 2002
         None

     For the year ended December 31, 2001
         None

      For the year ended December 31, 2000
         None

      For the year ended December 31, 1999
         None

                See accompanying notes and accountant's reports.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2002


1.       ORGANIZATION AND OPERATIONS

         Creative Enterprises International, Inc. (the "Company"), formerly Inland Pacific Resources, Inc. Sahara Gold Corporation and Parvin Energy, Inc. was organized June 20, 1984 as a Utah Corporation. On July 26, 1985, the Company changed its domicile to a Nevada Corporation.

         On December 18, 2001 Inland Pacific Resources, Inc. entered into an agreement and plan of reorganization with Creative Enterprises, Inc. where Creative Enterprises, Inc. stockholders acquired voting common stock of Inland Pacific Resources, Inc. in exchange for the Creative Enterprises, Inc. common stock. The effect of this agreement and reorganization was to make Creative Enterprises, Inc. a wholly-owned subsidiary of Inland Pacific Resources, Inc. Inland Pacific Resources, Inc. subsequently changed it's name to Creative Enterprises International, Inc..

         The Company has one wholly owned subsidiary, Creative Enterprises, Inc. formed in fiscal 2001. Creative Enterprises, Inc. owns Creative Partners International, LLC formed in fiscal 2001. The Company currently is considered a development stage company as defined in SFAS No. 7. The Company is currently devoting substantially all of its efforts in identifying, developing and marketing products, including consumer products and high technology products for distribution and sale in the United States and elsewhere in the world. The Company's initial focus, among others, will be on developing a market for the Zepter line of products in the United States. The Zepter products are manufactured by Home Art and Sales Services AG of Switzerland. The Company is party to an agreement with Home Art under which the Company has been appointed as a principal U.S. distributor for the Zepter line of products.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Accounting Method

         The Company's financial statements are prepared on the accrual method of accounting.

         Basis of Consolidation

         The consolidated financial statements include the accounts of Creative Enterprises International, Inc. and Creative Enterprises, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2002


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

         Cash and Cash Equivalents

         For purposes of reporting the statement of cash flows, the Company includes all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents.

         Depreciation

         Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets, which range from five to seven years. Depreciation is computed on the modified acceleration cost recovery system (MACRS) for financial reporting and income tax purposes.

         Inventories

         Inventory consist of finished goods and are stated at the lower of cost or market determined by the first-in, first-out method.

         Loss Per Share

         Basic net loss per share is computed by dividing net loss available for common stock by the weighted average number of common shares outstanding during the period.

         Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Advertising

         Advertising costs are expensed in the year incurred. Advertising expense was $10,963 and $-0- for the six months ended June 30, 2002 and for the years ended December 31, 2001 and 2000, respectively.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2002


3.  RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board (the FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 established accounting and reporting standards for derivative financial instruments and hedging activities, and requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. In June 1999, the FASB issued SFAS 137, which deferred the implementation of SFAS 133. The Company adopted SFAS 133 during the first quarter of 2001. The adoption of SFAS 133 has not had a material impact on the Company's financial position and results of operations because the Company generally does not engage in derivative transactions.

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations" ("FAS 141") and SFAS No. 142. "Goodwill and Other Intangible Assets" ("FAS 142")
- FAS 141 requires that all business combinations be accounted for under the purchase method and provides that the use of the pooling-of-interests method is prohibited for business combinations initiated after June 30, 2001. FAS 141 also establishes criteria for the separate recognition of intangible assets acquired in a business combination. FAS 142 requires that goodwill no longer be amortized to earnings, but instead be subject to periodic testing for impairment. FAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier application permitted only in specified circumstances. Management is currently evaluating the expected impact of FAS 141 and FAS 142 but does not anticipate a material impact on the Company's financial position and results of operations.

         At the end of June 2001. the FASB issued FASB Statement No. 143, Accounting for Asset Retirement Obligations. FAS 143 requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those ob1igations are incurred, with the amount of the liability initially measured at fair value. FAS 143 is effective for financial statements for fiscal years beginning after June 15, 2002. Management is currently evaluating the expected impact of FAS 143

         FAS 144 supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB 30, Reporting the Results of Operations. Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. FAS 144 was necessary to resolve significant implementation issues related to SFAS 121. Although the proposed statement supercedes FAS No. 121, it retains the fundamental measurement provisions for assets that are to be disposed of by sale. Additionally, FAS 144 retains the basic provisions of APB 30 for the presentation of discontinued operations in

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2002


3.  RECENT ACCOUNTING PRONOUNCEMENTS  (Continued)

the income statements but broadens that presentation to include a component of an entity, rather than a segment of a business. The provisions of FAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management is currently evaluating the expected impact of FAS 144 but does not anticipate a material impact on the Company's financial position and results of operations.


4.  DISCONTINUED OPERATIONS

         The Company has been inactive since 1995. Therefore, all revenues generated by the Company, related to its prior operations, have been netted against the expenses and are grouped into discontinued operations line on the statement of operations.


5.  RELATED PARTY TRANSACTIONS

         At June 30, 2002, the Company owed $41,000 to a stockholder and officer and $3,500 to a stockholder. The notes bear interest at 4.0 percent and 8 percent per annum, respectively, and are due on demand. The interest expense for the six months ended June 30, 2002 was $947.


6.  CASH DEPOSITED IN FINANCIAL INSTITUTIONS

         The Company maintains its cash in bank deposit accounts and financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The bank accounts at times exceed federally insured limits. The Company has not experienced any losses on such accounts.


7.  INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS") No 109 Accounting for Income Taxes". SFAS 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At June 30, 2002, the Company has available unused operating loss carryforwards these amounts were undeterminable as of the report date, which may be applied against future taxable income and which expire in various years through 2020.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2002


7.  INCOME TAXES  (Continued)

         The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards The net deferred tax assets and the offsetting valuation allowance of the same amount is undeterminable for the six months ended June 30, 2002.


8.  STOCKHOLDERS' EQUITY

         At June 30, 2002, the Company had 1,000,000 shares of Class A preferred stock with a $.001 par value, with such rights, preferences and designations to be issued in such series as determined by the board of directors. No shares are issued and outstanding at June 30, 2002.

         In December 2001 the Company's board of directors declared a 1 to 16.33 reverse stock split.

         At June 2002, the Company had 50,000,000 shares of common stock authorized par value $.001. Shares outstanding June 30, 2002, December 31, 2001 and 2000 were 7,820,000, 6,850,000 and 32,659,591, respectively.


9.  STOCK OPTIONS

         Under the Company's stock option plan the Company may grant incentive and non statutory options to employees, non employee members of the Board and consultants and other independent advisors who provide services to the Corporation. The maximum shares of common stock which may be issued over the term of the plan shall not exceed 1,000,000 shares. The maximum number of shares that may be granted under the plan to any one individual in any one year is 100,000. Awards under this plan are made by the Board of Directors or a committee of the Board. Options under the plan are to be issued at the market price of the stock on the day of the grant except to those issued to 10% or more stockholders which shall be issued at 110% of the fair market value on the day of the grant. Each option exercisable at such time or times, during such period and for such numbers of shares shall be determined by the Plan Administrator. However, no option shall have a term in excess of 10 years from the date of the grant.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2002


9. STOCK OPTIONS  (Continued)

         As of June 30, 2002 450,000 options were granted.


10.  LOSS PER SHARE

         Loss per share is based on the weighted average number of common shares. Dilutive loss per share was not presented, as the Company as of June 30, 2002 issued options which would have had an antidilutive effective on earnings and for the years ended December 31, 2001 and 2000 the Company had no common equivalent shares for periods presented that would effect the computation of diluted loss per share.


                                                           For the Years Ended              From
                                                          ---------------------         Inception On
                                        Six Months            December 31,              June 20, 1984
                                           Ended          ---------------------            Through
                                       June 30, 2002       2001           2000          June 30, 2002
                                       -------------      ------         ------         -------------
                                        (Unaudited)                                      (Unaudited)
     Loss from continuing
         operations available
         to common
         stockholders                   ($  514,983)   ($   250,184)   ($    6,172)        $2,633,217
                                        -----------    ------------    -----------         ----------

     Weighted average
         number of common
         shares outstanding
         used in earnings
         per share during
         the period                       7,352,917       2,202,083     32,659,591          7,352,917
                                        -----------    ------------    -----------         ----------


11.   COMMITMENTS

         The Company has provided a $136,500 letter of credit as a guarantee to purchase inventory.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
              Supplemental Schedule of Combining and Consolidating
                                  Balance Sheet

                                  June 30, 2002

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
              Supplemental Schedule of Combining and Consolidating
                                  Balance Sheet
                                  June 30, 2002


                                                         ASSETS


                                                Creative                                          Creative
                                                Partners       Creative                         Enterprises
                                             International,   Enterprises,   Elimin-            International,  Elimin-    Consoli-
                                                  LLC.            Inc.       ations   Combined      Inc.        ations      dated
                                             --------------   ------------   -------- --------  --------------  -------    --------
CURRENT ASSETS

     Cash and cash equivalents                   $190,424      $  52,318    $         $242,742   $     629     $           $243,371
     Inventory                                    123,750                              123,750                             123,750
                                                ---------      ---------    --------  --------   ---------     ---------   --------

                    Total current assets          314,174         52,318               366,492         629                  367,121
                                                ---------      ---------    --------  --------   ---------     ---------   --------

     Furniture and fixtures                        27,615                               27,615                               27,615
     Accumulated depreciation - furniture
         and fixtures                              (2,413)                              (2,413)                              (2,413)
                                                ---------      ---------    --------  --------   ---------     ---------   --------

OTHER ASSETS                                       25,202                               25,202                               25,202
                                                ---------      ---------    --------  --------   ---------     ---------   --------

     Due from related party                                      808,446    (808,446)              952,500      (952,500)

     Security deposit                              10,702                               10,702                               10,702

     Investment in Subsidiary                                                                        7,500        (7,500)
                                                ---------      ---------    --------  --------   ---------     ---------   --------

                    TOTAL ASSETS                 $350,078      $ 860,764   ($808,446) $402,396   $ 960,629     ($960,000)  $403,025
                                                =========      =========    ========  ========   =========     =========   ========


                                  (Continued)

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
              Supplemental Schedule of Combining and Consolidating
                                  Balance Sheet
                                  June 30, 2002


                                                   LIABILITIES AND STOCKHOLDERS' EQUITY


                                                Creative                                          Creative
                                                Partners       Creative                         Enterprises
                                             International,   Enterprises,   Elimin-            International,  Elimin-    Consoli-
                                                  LLC.            Inc.       ations   Combined      Inc.        ations      dated
                                             --------------   ------------   -------- --------  --------------  -------    --------
CURRENT LIABILITIES
     Accounts payable                          $123,750      $     -       $         $  123,750   $            $          $ 123,750
     Accrued expenses                                           29,855                   29,855       27,169                 57,024
     Stockholders' loans                                        41,000                   41,000        3,500                 44,500
                                              ---------      ---------     --------  ----------   -----------  ---------  ---------

                  Total current liabilities     123,750         70,855                  194,605       30,669                225,274
                                              ---------      ---------     --------  ----------   -----------  ---------  ---------

LONG-TERM LIABILITIES

     Due to related party                       808,446        952,500     (808,446)    952,500                 (952,500)
                                              ---------      ---------     --------  ----------   -----------  ---------  ---------

                  Total liabilities             932,196      1,023,355     (808,446)  1,147,105        30,669   (952,500)   225,274
                                              ---------      ---------     --------  ----------   -----------  ---------  ---------

 STOCKHOLDERS' EQUITY

     Preferred stock, $.001 par value,
         1,000,000 shares authorized, none
         issued and outstanding

     Common stock, $.001 par value,
         10,000,000 shares authorized,
         7,500,000 shares issued and
         outstanding                                             7,500                    7,500                   (7,500)

     Common stock, $.001 par value,
         50,000,000 shares authorized,
         7,820,000 shares issued and
         outstanding                                                                                    7,820                 7,820

     Additional paid-in capital                                                                     2,803,148             2,803,148

     (Deficit) accumulated during the
         development stage                    (582,118)       (170,091)                (752,209)   (1,881,008)           (2,633,217)
                                              ---------      ---------     --------  ----------   -----------  ---------  ---------

                  Total stockholders' equity  (582,118)       (162,591)                (744,709)      929,960     (7,500)   177,751
                                              ---------      ---------     --------  ----------   -----------  ---------  ---------

                  TOTAL LIABILITIES AND
                    STOCKHOLDERS' EQUITY      $350,078       $ 860,764    ($808,446)  $ 402,396   $   960,629  ($960,000) $ 403,025
                                              ========       =========    =========   =========   ===========  =========  =========

                            See accountant's report.

             Creative Enterprises International, Inc. and Subsidiary
                    (formerly Inland Pacific Resources, Inc.)
                          (A Development Stage Company)
  Supplemental Schedule of Combining and Consolidating Statement of Operations
                     For The Six Months Ended June 30, 2002


                                                Creative                                   Creative
                                                Partners       Creative                   Enterprises
                                             International,   Enterprises,               International,    Elimin-
                                                  LLC.            Inc.       Combined         Inc.          ations     Consolidated
                                             --------------   ------------   --------    --------------    -------    ------------
Revenue - net                                   $   -0-        $    7,791    $   7,791     $   -0-        $   -0-       $    7,791

Cost of sales
     Purchases                                       4,892                       4,892                                       4,892
                                                ----------     ----------    ---------                                  ----------

Gross profit                                        (4,892)         7,791        2,899                                       2,899

Expenses
     Advertising                                    10,963                      10,963                                      10,963
     Bank fees                                         834            842        1,676                                       1,676
     Commissions                                    85,772                      85,772                                      85,772
     Consultants                                    40,685          5,000       45,685                                      45,685
     Depreciation                                    1,461                       1,461                                       1,461
     Dues and subscriptions                          2,880                       2,880                                       2,880
     Franchise tax                                     800                         800                                         800
     Fullfillment                                    3,000                       3,000                                       3,000
     Insurance                                       2,538                       2,538                                       2,538
     Janitorial services                               500                         500                                         500
     Licenses                                          249            950        1,199                                       1,199
     Marketing                                      24,193            212       24,405                                      24,405
     Miscellaneous                                   2,286                       2,286                                       2,286
     Office supplies                                21,493                      21,493                                      21,493
     Payroll taxes                                   7,058                       7,058                                       7,058
     Payroll                                        73,700                      73,700                                      73,700
     Postage and delivery                           30,787            715       31,502                                      31,502
     Printing                                       38,235                      38,235                                      38,235
     Professional fees                              38,378         37,907       76,285                                      76,285
     Rent - equipment                                  769                         769                                         769
     Rent - office                                  17,837                      17,837                                      17,837
     Security                                        2,239                       2,239                                       2,239
     Telephone                                       7,957                       7,957                                       7,957
     Travel                                         50,715          6,809       57,524                                      57,524
                                                ----------     ----------    ---------       -----------  ----------    ----------

                  Total expenses                   465,329         52,435      517,764                                    517,764
                                                ----------     ----------    ---------       -----------  ----------    ----------

Net (loss) from operations                        (470,221)       (44,644)    (514,983)            -0-          -0-      (514,983)

Other income (expense)
     Interest income                                   370            459          829                                        829
     Interest expense                                 -0-            (947)        (947)                                      (947)
                                                ----------     ----------    ---------                                  ----------

              Total other income and expense           370           (488)        (118)                                      (118)
                                                                             ---------                                  ----------
Net (loss) before income taxes                    (469,851)       (45,132)    (514,983)                                  (514,983)

Income Taxes
     Current                                          -0-            -0-          -0-              -0-          -0-          -0-
     Deferred                                         -0-            -0-          -0-              -0-          -0-          -0-
                                                ----------     ----------    ---------       -----------  ----------    ----------

Net (Loss)                                      ($ 469,851)    ($  45,132)   ($514,983)      $     -0-    $     -0-     ($ 514,983)
                                                ==========     ==========    =========       ===========  ==========    ==========


                            See accountant's report.

                              CREATIVE ENTERPRISES
                               INTERNATIONAL, INC.



                                2,353,669 Shares








                                  Common Stock






                                   PROSPECTUS





                                ___________, 2002

You should rely on the information contained in this Prospectus when making a decision about whether to invest in our common stock. Neither we nor the Selling Stockholders have authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers or sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of when this Prospectus or any shares of our common stock are delivered.

PART 2 - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

A. Section 78.7502 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors of officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

B. The registrant's Amended and Restated By-Laws limit the liability of its officers and directors to the full extent permitted by the Nevada Business Corporation Act.

ITEM 25.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this registration statement:

SEC registration fee                                          $      628.00
Blue sky fees and expenses                                         1,500.00
Printing and shipping expenses                                       500.00
Legal fees and expenses                                           17,000.00
Accounting fees and expenses                                       5,000.00
Transfer and Miscellaneous expenses                                2,000.00
                                                              -------------
      Total                                                       26,628.00

*All expenses are estimated except the Commission filing fee.

ITEM 26.  Recent Sale of Unregistered Securities

The Company has issued the following securities in transactions not registered under the Securities and Exchange Act of 1933, as amended (the "Securities Act"):

(a) From December 2001 through June 30, 2002, the Company issued common stock for the aggregate purchase price of $477,500 to 22 "accredited" investors.

The Company issued these shares in reliance upon the exemption provided by Rule 506 of Regulation D. The Company relied on Rule 506 as the investors were all "accredited investors" as defined in Regulation D, no public solicitation was employed, the purchasers bought the securities with investment intent and the securities were restricted securities as that term is defined in Rule 144.

(b) In December of 2001, the Company issued 1,650,000 shares of its common stock for an aggregate purchase price of $165,000 to "accredited" investors.

The Company issued these shares in reliance upon the exemption provided by Rule 506 of Regulation D. The Company relied on Rule 506 as the investors were "accredited investors" as defined in Regulation D, no public solicitation was employed, the purchasers bought the securities with investment intent and the securities were restricted securities as that term is defined in Rule 144.

(c) On January 18, 2002, the Company issued options exercisable for 450,000 shares of its common stock. These options were issued without cash consideration. All the options were issued to directors. All the options were exercisable immediately at $0.50 per share.

      The issuance of these options to directors was made in reliance upon the exemptions provided by Rule 701 under the Securities Act.

(d) In December of 2001, the Company issued 2,500,000 shares of common stock to acquire all the outstanding stock of Creative Enterprises. These shares were issued in reliance upon the exception provided by Rule 506 of Regulation D.

(e) On August 2, 2002, the Company issued 50,000 shares of common stock to Robert Perlman and 5,000 shares of common stock to Steven Lamm, consultants that have provided marketing and selling services to the Company. These shares were issued in reliance upon the exemption provided by Rule 506 of Regulation D and Rule 701. Mr. Perlman and Mr. Lamm acquired the shares with investment intent and Mr. Perlman and Mr. Lamm were provided with the material information required by Rule 506.

ITEM 27.  Exhibits Index

SEC No.       Document                                            Exhibit No.
-------       --------                                            -----------

    3         Articles of Incorporation, as amended                  3.1
    3         Amended and Restated By-Laws                           3.2
    4         Common Stock Specimen Certificate                      4.1
    4         Form of Warrant Agreement                              4.2
    4         Form of Warrant Certificate                            4.3
    5         Opinion  of Counsel                                    5.1
    21        Subsidiaries                                          21.1
    23        Consent of Connolly, Grady & Cha, P.C., independent
              public accountants                                    23.1
    23        Consent of Pritchett, Siler & Hardy, P.C.,
              independent public accountants                        23.2
    24        Consent of Counsel (included in Exhibit 5.1)          24.1

ITEM 28.  Undertakings

The registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Include any additional or changed material information on the plan of distribution; and

(iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Bryn Mawr, Pennsylvania, on October 17, 2002.

CREATIVE ENTERPRISES INTERNATIONAL, INC.


By: /s/ Michael Salaman
    ------------------------------
    Michael Salaman, Vice President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



/s/ Michael Salaman                     Vice President, Business Development           October 17, 2002
---------------------------------         Director
Michael Salaman


/s/ David Cohen                         Director                                       October 17, 2002
---------------------------------
David Cohen